Exhibit 10.38

Employment Agreement between CREG and Jackie Shi

Signed on May 8, 2020.

The agreement was between China Recycling Energy Corporation and Jackie (Yongjiang) Shi, whose national ID number is 610103197504183673.

One, General

1.1 The company employs Mr. Shi as the CFO and a Vice President.

Two, Term

2.1 The agreement lasts for 24 consecutive months beginning from December 20, 2019, unless the agreement was terminated according to the agreement.

2.2 Probation period

None.

2.3 Contract renewal

The company should notify the employee for contract renewal at least 30 days prior to the expiration of the agreement. If the employee does not reply to the notice, it is regarded that the employee refuses to renew the contract.

Three, Scope of work

3.1 Scope of work

It is agreed as follows: upon company’s decision, the company could assign new position to the employee, or assign the employee to other work places, and the company could increase or reduce employee’s salary and allowances in accordance with the job.

3.2 Responsibilities of the employee

The employee shall complete his/her duties. The employee shall corporate with his/her superintendent and associates, and follow all codes of practice of the company.

3.3 Holidays and leave

The employee has the right to have statutory holidays, annual leave and paid holiday according to applicable laws etc.

3.4 Working agenda

The company might change the working agenda of the employee, which includes the company might change the working days, request the employee to work overtime or work during holidays upon needs under permission of applicable laws.

Four, Salary

4.1 Salary

Monthly salary is RMB 16,000. The company will evaluate the employee’s skills and working efficiency to determine the actual monthly salary. As a member of the management team, CREG will grant no less than 5000 shares of common stock annually. Monthly salary shall be paid to employee by the end of each month or no later than the 15th day of the next month.

4.2 Payment

After the deduction of required individual income tax, social insurance fees or other taxes required by law, the company will pay all the salary to the employee.

Five, Social insurance and labor protection

5.1 Social insurance

The company shall pay part of the pension, injury insurance, medical insurance, housing fund, job insurance and other social insurance for the employee.

5.2 Medical leave and subsidy

The company provides medical leave, medical subsidy, female employee subsidy, leave and other welfare according to applicable laws.

5.3 Labor protection

Labor protection for the employee shall be executed according to national laws and regulations.

Six, Discipline

The employee shall follow the rules and codes of practice published by the company.

Seven & Eight, Termination of the agreement

Both the company and the employee have the right to terminate the agreement.

Nine, Confidentiality

9.1 The employee shall comply with the company’s confidentiality policies.

9.2 Upon expiration or termination of the agreement, the employee shall return all company’s documents to the company.

Ten, training

10.1 The company has the right to provide training for the employee.

Eleven, Breach of contract

The company and the employee shall assume their responsibilities for breach of contract.

Twelve, Solution of disputes

The company and the employee have the right to solve any disputes through negotiation, arbitration or lawsuit to local arbitration committee, and local court.

Thirteen, Others

13.1 The agreement becomes effective immediately after signed and could be modified upon written approval of both parties. This agreement replaces other previous agreement (if any).

13.2 Both parties agree that the company has the right to change its name, and the agreement is still effective and binding for both parties.

13.3 Both parties hold one original of the agreement. Copies of the agreement have the same legal effects.

Signatures:

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